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                             NORTH AMERICAN FUNDS
                             --------------------



March 21, 1994


To Whom It May Concern:


This opinion is written in reference to the shares of beneficial interest, $.001 par value (the "Shares") of the Global Growth Fund-A, Growth and Income Fund-A, Asset Allocation Fund-A, Strategic Income Fund-A, Investment Quality Bond Fund-A, U.S. Government Securities Fund-A, National Municipal Bond Fund -A, California Municipal Bond Fund-A, Money Market Fund-A, Global Growth Fund-B, Growth Fund-B, Growth and Income Fund-B, Asset Allocation Fund-B, Strategic Income Fund-B, Investment Quality Bond Fund-B, U.S. Government Securities Fund-B, National Municipal Bond Fund-B, California Municipal Bond Fund-B, Money Market Fund-B, Global Growth Fund-B, Growth Fund-B, Growth and Income Fund-B, Asset Allocation Fund-B, Strategic Income Fund-C, Investment Quality Bond Fund-C, U.S. Government Securities Fund-C, National Municipal Bond Fund-C, California Municipal Bond Fund-C and Money Market Fund-C of North American Funds, a Massachusetts business trust (the "Fund"), to be offered and sold pursuant to a Registration Statement on Form N-1A (no. 33-27958) (the "Registration Statement") filed by the Fund pursuant to the Securities Act of 1933.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

     1. The Fund has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validity existing Massachusetts business trust.

     2. The Shares have been duly authorized and, when sold issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

TRACY ANNE KANE

Tracy A. Kane, Esq.